As filed with the Securities and Exchange Commission on August 23, 2022

Registration No. 333-257865

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 13
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jianzhi Education Technology Group Company Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	8220	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27/F, Tower A, Yingdu Building, Zhichun Road
Haidian District, Beijing 100086
People’s Republic of China
+86 10 58732560
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

Copies to:

David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong +852-3761-3318	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9315	Meng Ding, Esq. Sidley Austin LLP 39/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong +852-2509-7888

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 13 is being filed solely for the purpose of filing exhibit 23.1, the consent of Friedman LLP, to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No other changes have been made to the Registration Statement or its cover page. This Amendment No. 13 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 12 to the Registration Statement filed on July 6, 2022.

Part II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On July 19, 2018, our Company issued and allotted 1,111 Shares to Dongxing. Securities for a consideration of US$ equivalent of HK$53,400,000.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Exhibit Index

Jianzhi Education Technology Group Company Limited

Exhibit Index

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant’s Specimen Certificate for Ordinary Shares
4.3*	Form of Deposit Agreement, among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1*	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2*	Form of Employment Agreement between the Registrant and its executive officers
10.3*	English translation of the executed form of the Voting Rights Proxy Agreement granted by shareholders of Beijing Sentu.
10.4*	English translation of the executed form of the Equity Pledge Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu.
10.5*	English translation of the executed form of the Exclusive Business Cooperation Agreement between Beijing Sentu and Jianzhi Beijing
10.6*	English translation of the executed form of the Exclusive Call Option Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu.
10.7*	English translation of the executed form of the Exclusive Asset Option Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu.
10.8*	English translation of form of letter of undertakings, from each individual shareholder of direct shareholders of Beijing Sentu
10.9*	English translation of form of spousal consent letter, from the spouse of each individual shareholder of direct shareholders of Beijing Sentu
10.10*†	Form Light Class Business Agency Settlement Cooperative Agreement Between Guangzhou 5G Information Technology Co., Ltd and Jianzhi Education Entity
10.11*†	Form Cooperation Framework Agreement on the Virtual Commodities Between Telefen E-commerce (Shanghai) Co., Ltd. and Jianzhi Education Entity
10.12*†	Form Operation Service Agreement on Broadcast Content of Audio-Visual Programs of [Selected Product Package of Fish Learning] With E-surfing Media Co., Ltd.
10.13*†	English translation of Loan Agreement Between RongDe Holdings Limited and Hong Kong Sentu Education Technology Ltd
10.14*†	English translation of Loan Agreement Between RongDe Holdings Limited and Jianzhi Education Group Company Limited, a subsidiary of the Company
21.1*	List of Significant Subsidiaries and VIE of the Registrant
23.1	Consent of Friedman LLP, an independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)
24.1*	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters
99.3*	Consent of Frost & Sullivan
107*	Calculation of Filing Fee Table

*	Previously filed.
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they both are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 23, 2022.

Jianzhi Education Technology Group Company Limited

By:	/s/ Peixuan Wang
	Name:	Peixuan Wang
	Title:	Chairwoman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on August 23, 2022.

Signature	Title

/s/ Peixuan Wang	Chairwoman of the Board
Peixuan Wang

/s/ Yong Hu	Director, Chief Executive Officer
Yong Hu

*	Director
Li Sun

*	Director
Jingru Li

*	Director
Man Lung Everett Chui

*	Director
Wai Leung Alfred Lau

*	Director
Keikyo Haribayashi

*	Chief Financial Officer
Xiaolei Ni

*By:	/s/ Peixuan Wang
	Name:	Peixuan Wang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jianzhi Education Technology Group Company Limited has signed this registration statement or amendment thereto in New York on August 23, 2022.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.